Exhibit 4.8

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 16, 2020, among Utah Acquisition Sub Inc., a Delaware corporation (“Acquisition Sub”), Mylan II B.V., a private limited liability company incorporated and existing under the laws of the Netherlands (“Mylan II B.V.”), Mylan Inc., a Pennsylvania corporation (“Mylan Inc.” and, together with Acquisition Sub and Mylan II B.V., the “Guaranteeing Subsidiaries”), each a subsidiary of Viatris Inc., a Delaware corporation (the “Company”), the Company and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 22, 2020 providing for the issuance of 1.125% Senior Notes due 2022, 1.650% Senior Notes due 2025, 2.300% Senior Notes due 2027, 2.700% Senior Notes due 2030, 3.850% Senior Notes due 2040 and 4.000% Senior Notes due 2050 (collectively, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances each of the Mylan Guarantors shall execute and deliver to the Trustee one or more supplemental indentures pursuant to which the Mylan Guarantors shall unconditionally guarantee the Company’s Indenture Obligations on the terms and conditions set forth herein (the “Note Guarantee”);

WHEREAS, Upjohn Inc. has changed its name from “Upjohn Inc.” to “Viatris Inc.”, and all references to “Upjohn Inc.” in the Indenture and the Notes are deemed to be references to Viatris Inc.; and

WHEREAS, pursuant to Section 8.01 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. Each Guaranteeing Subsidiary hereby provides an unconditional Guarantee on the terms and subject to the conditions set forth in the Guarantee and in the Indenture including but not limited to Article X thereof.

3. NO RECOURSE AGAINST OTHERS. No past, present or future director, member, partner, officer, employee or equityholder of the Company or any of the Guarantors will have any liability for any of the Company’s or such Guarantor’s obligations under the Notes, the Indenture, the Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation (other than the Guarantors in respect of their respective Guarantees and the Company in respect of the Notes). Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW OR ANY SUCCESSOR TO SUCH STATUTE) WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture by manual, facsimile or electronic signature. Each signed copy shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or electronic formation (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee.

8. RATIFICATION OF THE INDENTURE; SUPPLEMENTAL INDENTURE PART OF THE INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof, including, without limitation, Section 7.06 thereof, shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Notes shall be bound hereby.

9. APPOINTMENT OF AGENT FOR SERVICE. Mylan II B.V. hereby irrevocably appoints Corporation Service Company, with offices at 19 West 44th Street, Suite 200, New York, NY 10036, as its agent for service of process in any related proceeding and agrees that service of process in any such related proceeding may be made upon it at the office of such agent. Mylan II B.V. waives, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. Mylan II B.V. represents and warrants that such agent has agreed to act as its agent for service of process, and Mylan II B.V. agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect.

10. ELECTRONIC DELIVERY. The parties acknowledge and agree that they may execute this Supplemental Indenture, and any variation or amendment to the same, and all documents required to be delivered in connection with this Supplemental Indenture, by electronic instrument. The parties agree that the electronic signatures appearing on this Supplemental Indenture and on all documents required to be delivered in connection with this Supplemental Indenture shall have the same effect as handwritten signatures and the use of an electronic signature on this Supplemental Indenture and on all documents required to be delivered in connection with the Supplemental Indenture shall have the same validity and legal effect as the use of a signature affixed by hand and is made with the intention of authenticating this Supplemental Indenture and on all documents required to be delivered in connection with the Supplemental Indenture, and evidencing the parties’ intention to be bound by the terms and conditions contained herein. For the purposes of using an electronic signature, the parties authorize each other to the lawful processing of personal data of the signers for contract performance and their legitimate interests including contract management.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Dated: November 16, 2020

UTAH ACQUISITION SUB, INC.

By:	/s/ Sanjeev Narula
Name: Sanjeev Narula
Title: Authorized Officer

MYLAN II B.V.

By:	/s/ Thomas Salus
Name: Thomas Salus
Title: Director

MYLAN INC.

By:	/s/ John Miraglia
Name: John Miraglia
Title: Director

VIATRIS INC.

By:	/s/ Sanjeev Narula
Name: Sanjeev Narula
Title: Authorized Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President